UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2010

H&E Equipment Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51759	81-0553291
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11100 Mead Road, Suite 200, Baton Rouge, Louisiana		70816
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(225) 298-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 13, 2010, the Compensation Committee (the "Committee") of the Board of Directors of H&E Equipment Services, Inc. (the "Company") approved bonus guidelines for the Company’s Chief Executive Officer (the "CEO"), Chief Operating Officer (the "COO") and Chief Financial Officer (the "CFO") for the 2011 fiscal year (the "2011 Guidelines"). In general, the CEO, COO and CFO are eligible for an annual bonus payable at the discretion of the Committee. In determining bonuses, the Committee typically takes into account, among other factors, bonus guidelines based on the Company’s achievement of financial targets that are determined by the Committee in consultation with the CEO and other members of management. The 2011 Guidelines are based on the Company’s achievement of threshold and target levels of (i) net income (loss) before interest expense, income taxes, depreciation and amortization (EBITDA) and (ii) return on gross net assets (ROGNA). The bonus guidelines are intended to act as a guide to the Committee and they are one of many factors considered by the Committee when making bonus decisions. Under the 2011 Guidelines, the CEO may be eligible for a cash bonus ranging from 0% - 50% of his 2011 base salary and the COO and CFO may be eligible for cash bonuses ranging from 0% - 40% of their respective 2011 base salaries. The Committee retains full discretion in determining any bonus awards and the 2011 Guidelines are subject to change in the Committee’s discretion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.

December 17, 2010	By:	/s/ Leslie S. Magee

Name: Leslie S. Magee
Title: Chief Financial Officer